Exhibit 99.2

Contact:

Investors:

Frank Connolly

203-299-7157

fconnolly@modemmedia.com

Media:

Regina Milano

203-299-7333

rmilano@modemmedia.com

Modem Media Chairman, G.M. O’Connell, To Transition to Non-Executive Chairman

NORWALK, Conn—November 18, 2003—Modem Media, Inc. MMPT, a pioneer and leader in interactive marketing, today announced its board of directors has approved the transition of G.M. O’Connell from chairman to non-executive chairman of the board of directors, effective January 1, 2004.

Mr. O’Connell will continue his responsibilities and duties as chairman of the board, but will resign as a full-time employee of Modem Media, following which the company will engage him as a part-time consultant. In his consulting role, Mr. O’Connell periodically will call on Modem Media clients and prospective clients, provide ongoing advice and counseling to the company and speak on behalf of Modem Media at industry events, as he has done in the past.

Mr. O’Connell has been on the board of directors since he co-founded Modem Media in 1987, and is considered by many to be among the most visionary and influential forces in the interactive marketing industry. He was appointed chairman in 1998.

“Serving as non-executive chairman provides the best of both worlds for me,” said Mr. O’Connell. “I’m so confident in the future of Modem Media, and in the great people who will take it forward. This new role allows me to continue to direct and influence the future of the company I founded, while providing me with more time to spend and travel with my young family.”

Marc Particelli, President and CEO of Modem Media, said, “It was G.M. who foresaw how the digital age would transform business, and in his founding of Modem Media he blazed the trail for legions of interactive marketers. Moreover, G.M’s vision and philosophy of how best to serve Modem’s marquee clients is what has stood this company in good stead these past three years. The board and the company are extremely proud and fortunate to have G.M. continue to serve us as non-executive chairman.”

About Modem Media

Founded in 1987, Modem Media (www.modemmedia.com) is an interactive marketing strategy and services firm recognized for the innovation and effectiveness of its work in digital channels. Modem Media helps world class companies realize greater value from their customers by increasing sales and reducing costs across their communications, selling and service activities.

The Company builds value for global businesses including Delta Air Lines, General Motors, IBM, Kraft, Michelin and Sprint. Modem Media’s success is rooted in the integration of customer-driven marketing strategies, award-winning creative solutions, and advanced marketing technologies. Modem Media is headquartered in Norwalk, Connecticut and has additional offices in San Francisco, London and Sao Paulo.